THIRD AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

    THIS THIRD AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT (this “Third Amendment”) amends that certain Amended Employment Agreement by and between the Federal Agricultural Mortgage Corporation (“Farmer Mac”), a federally-chartered instrumentality of the United States with its principal place of business at 2100 Pennsylvania Avenue, N.W., Washington, D.C. 20037 and Bradford T. Nordholm (the “Executive”) dated December 23, 2020 (the “Employment Agreement”), as amended by the First Amendment to Amended Employment Agreement between Farmer Mac and the Executive dated September 22, 2022 (the “First Amendment”) and as further amended by the Second Amendment to Amended Employment Agreement between Farmer Mac and the Executive dated September 25, 2025 (the “Second Amendment” and together with the Employment Agreement, and the First Amendment, the “Amended Employment Agreement”). This Third Amendment is effective as of June 3, 2026.

WHEREAS, the Executive has advised Farmer Mac that he desires to cease full-time employment with Farmer Mac on July 1, 2026 (the “Transition Start Date”) and become a senior advisor to the chief executive officer of Farmer Mac through September 30, 2026 (the “Transition Termination Date”; the period commencing on the Transition Start Date and ending on the Transition Termination Date being the “Transition Period”) and Farmer Mac has agreed to such Termination by Mutual Agreement in accordance with Section 8(a)(v) of the Amended Employment Agreement; and

WHEREAS, to best assist the transition of the Executive’s responsibilities, the Executive and Farmer Mac have agreed to further amend the Amended Employment Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of these premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and Farmer Mac agree to amend the Amended Employment Agreement, as follows:

1.The foregoing recitals, including any defined terms set forth therein, are hereby incorporated into and made a part of this Third Amendment for all purposes.

2.Unless otherwise defined herein, all capitalized terms used herein shall have the meanings specified in the Amended Employment Agreement.

3.Section 3(a) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:

“Scope of Authority. (i) Prior to the Transition Start Date, the Executive shall be employed as an executive officer of Farmer Mac, with the title of Chief Executive Officer. The Executive shall report directly to the Board of Directors of Farmer Mac (the “Board”). The Executive shall be the senior-most officer of Farmer Mac and shall have responsibility for the general supervision and management of all the business and affairs of Farmer Mac, as set forth in the By-Laws of Farmer Mac, subject to the oversight of the Board and any responsibilities granted to the President of Farmer Mac by the Board. The Board anticipates performing regular performance reviews of the Executive on at least an annual basis.

(ii) During the Transition Period, the Executive shall be employed as a senior advisor to the Chief Executive Officer of Farmer Mac, with the title of CEO Emeritus. During the Transition Period, the Executive shall report to the Chief Executive Officer of Farmer Mac who shall determine and direct the Executive's duties. The Executive agrees to waive the treatment of any actions described above as an Adverse Change in Conditions of Employment as defined under the Company’s Amended and Restated Executive Officer Severance Plan.

4.Section 4(b)(i) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:

“Incentive Salary. (i) For 2026, in addition to the Base Salary, the Executive will be eligible to be paid an additional amount (the “Incentive Salary”) during the Term for work performed by the Executive during the preceding calendar year, or portion thereof.  The Incentive Salary target (the “Incentive Salary Target”) shall be one hundred percent (100%) of the Base Salary. The Executive shall be covered by the Incentive Salary arrangement for such calendar year applicable to senior executives of Farmer Mac generally. Except as set forth in Section 4(b)(iii) below, any Incentive Salary determined under this Section 4(b)(i) shall be (A) payable in a lump sum no later than ten (10) business days following the adjournment of the first regularly scheduled meeting of the Board following the Transition Termination Date and shall remain subject to any compensation recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time and (B) determined based on Farmer Mac’s pro forma performance through the end of the most recently completed fiscal quarter on or prior to the Transition Termination Date, in relation to threshold, target, and maximum amounts for various metrics specified by the Compensation Committee of the Board, so it may be paid below, at, or above the Incentive Salary Target.

5.Section 4(b)(iii) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:

(1)“(iii) With respect to the Incentive Salary for 2026, if the employment relationship between the Executive and Farmer Mac is terminated in accordance with Section 8(a)(v) hereof or as a result of death or Disability of the Executive, then notwithstanding Section 4(b)(i) and Section 8(c) hereof and notwithstanding the fact the Executive shall not be employed by Farmer Mac on the date of payment, then the Executive (or his heirs or beneficiaries) shall be entitled to receive an Incentive Salary equal to the Incentive Salary determined in accordance with Section 4(b)(i), prorated based on the number of days the Executive is employed by Farmer Mac during such calendar year through the Transition Termination Date.

6.The last sentence of Section 4(d) of the Amended Employment Agreement is hereby stricken in its entirety and replaced with the following:
“If the Executive terminates his employment prior to the end of the Term in accordance with Section 8(a)(v) hereof, then the amount of 2026 RSUs shall be prorated to reflect the actual number of days the Executive was employed by Farmer Mac after January 1, 2026 through the Transition Termination Date and such 2026 RSU’s shall vest on the Transition Termination Date.”

7.In the fourth sentence of Section 8(d) of the Amended Employment Agreement, clause (A) is stricken in its entirety and replaced with the following:
“(A) (1) if the Executive’s employment is terminated pursuant Section 8(a)(iii) or Section 8(a)(v), December 31, 2026, or (2) if employment is terminated other than pursuant to Section 8(a)(iii) or Section 8(a)(v), the date that is one (1) year from the date of termination of employment.”

8.Except as specifically set forth herein, all other terms and conditions of the Amended Employment Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby.
9.In the event of any conflict between the terms of the Amended Employment Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall control.
10.To facilitate execution of this Third Amendment, this Third Amendment may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Third Amendment, will constitute a complete and fully executed agreement.  All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
11.This Third Amendment shall inure to the benefit and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Amended Employment Agreement as of the effective date set forth above.

Executive By: /s/Bradford T. Nordholm Bradford T. Nordholm Date: June 3, 2026	Federal Agricultural Mortgage Corporation By: /s/Lowell L. Junkins Lowell L. Junkins, Chair of the Board Date: June 3, 2026